[LOGO OF FOLEY HOAG LLP
ATTORNEYS AT LAW]

June 9, 2006

Terabeam, Inc.
2115 O’Nel Drive
San Jose, CA 95131

Re: Terabeam, Inc. 2004 Stock Plan

Ladies and Gentlemen:

We are familiar with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Terabeam, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of up to 2,000,000 shares (the “Shares”) of its common stock, par value $0.01 per share, issuable upon exercise of stock options and pursuant to other awards granted or to be granted pursuant to the Terabeam, Inc. 2004 Stock Plan (the “Plan”).

In arriving at the opinion expressed below, we have examined and relied on the certificate of incorporation of the Company, as amended to date, the by-laws of the Company, as amended to date, the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company, the Registration Statement and the Plan.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such examination of law, as we have deemed appropriate as a basis for the opinion expressed below. This opinion is limited solely to the laws of the State of Delaware as applied by courts located in the State of Delaware. We express no opinion herein as to the securities or “blue sky” laws of any jurisdiction, including the State of Delaware.

We assume that all Shares to be issued upon exercise of options or pursuant to other awards granted or to be granted pursuant to the Plan will be issued in accordance with the terms of the Plan and that the purchase price of each Share, or the value of other lawful consideration received or to be received by the Company for the award of such Share, will be greater than or equal to the par value per share of such Share.

Seaport World Trade Center West / 155 Seaport Blvd. / Boston, MA 02210-2600 / TEL: 617.832.1000 / FAX: 617.832.7000
Foley Hoag LLP         BOSTON         WASHINGTON, DC        www.foleyhoag.com

Terabeam, Inc.
June 9, 2006

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and delivered upon the exercise of options or pursuant to other awards duly granted pursuant to the Plan and against the receipt of the purchase price or other lawful consideration therefor, will be validly issued, fully paid and nonassessable.

This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to applicable provisions of the Securities Act, and only while the Registration Statement is in effect. This opinion may not be used, quoted, relied upon or referred to for any other purpose nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

FOLEY HOAG LLP

By:	/s/ John D. Hancock
a Partner